PIONEER BOND FUND
                                 60 State Street
                           Boston, Massachusetts 02109



                                  May 17, 1999

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109


Ladies and Gentlemen:

         This Letter of Acceptance executed by and among Pioneer Bond Fund, a Massachusetts business Trust (the "Current Trust"), Pioneer Bond Fund (the "Successor Trust"), a Delaware business trust and Brown Brother Harriman & Co. concerns the transfer of certain rights and obligations under the Custody Agreement between Brown Brothers Harriman & Co. (the "Custodian") and the Current Trust, dated December 23, 1991 (the "Agreement") by the Current Trust to Successor Trust.

         The Successor Trust hereby agrees to assume all of the Current Trust's rights and obligations under the Agreement and all modifications and amendments thereof, as attached in Exhibit A.

         The Custodian agrees that the Agreement will be construed to apply to the Trust, its existing series and those future series that the parties may agree to include.

         The Custodian consents to the transfer and agrees to continue the performance of all of the terms, covenants and conditions of the Agreement and all modifications and amendments thereof, as if the Successor Trust had originally signed and was a party to the Agreement.


Accepted,


PIONEER BOND FUND,
a Massachusetts business trust


By:               _________________________________
Name:
Title:

Date:             May 17, 1999

PIONEER BOND FUND,
a Delaware business trust

By:               _________________________________
Name:
Title:

Date:             May 17, 1999

BROWN BROTHERS HARRIMAN & CO.

By:               _________________________________
Name:
Title:

Date:             May 17, 1999


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                                    EXHIBIT A


         The Agreement is lodged among the records of the Current Trust located at Brown Brothers Harriman & Co., 40 Water Street, Boston, Massachusetts 02109.